Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Michael P. Donovan
301-548-2900
Mdonovan@HealthExtras.com

HEALTHEXTRAS REPORTS RECORD FOURTH QUARTER AND YEAR-END RESULTS

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2004 Net Income Jumps 59% Over Prior Year, Company Increases 2005 Guidance

Quarterly Revenues Exceed $153 Million and Net Income Increases to $4.5 Million

ROCKVILLE, MD, January 26, 2005 — HealthExtras, Inc. (NASDAQ: HLEX), a pharmacy benefit management company, today announced its financial results for the year and fourth quarter ended December 31, 2004.

Fourth Quarter Highlights

•	Net income was $4.5 million or $.13 per share ($.12 fully diluted), a 33% increase over comparable fourth quarter 2003 earnings of $3.4 million or $.10 per share ($.09 fully diluted).

•	Revenues totaled $153.4 million, a 49% increase over fourth quarter 2003 revenues of $103.2 million.

•	Over 3.9 million prescriptions were processed during the quarter.

2004 Highlights

•	Net income for 2004 was $16.4 million or $.49 per share ($.45 fully diluted). This represents a 59% increase over the $10.3 million earned in 2003.

•	Revenues for 2004 totaled $521.3 million, a 36% increase over 2003 revenues of $384.1 million.

•	2004 operating income was $25.0 million, a 47% increase over the $17.0 million reported in 2003.

“We continue to be pleased with the Company’s financial performance,” said David T. Blair, Chief Executive Officer of HealthExtras. “The fourth quarter financial performance reflects the completion of a year in which we met both our growth and profitability objectives. In addition to the strong financial results, during the year we successfully implemented our new business additions, continued to invest in new product offerings and positioned the Company to deliver 40% growth in 2005.” Operating income for the three months ended December 31, 2004 increased to $7.5 million, a 39% increase over the $5.4 million from the same period in 2003.

Based on additional fourth quarter sales, the Company is raising 2005 financial guidance. The Company now expects 2005 revenues to be between $700 and $750 million. The new business should provide upside to the Company’s base 2005 net income guidance of approximately $23 million. The specific contribution to earnings will be determined by plan design and implementation dates and should impact results starting in the third quarter. The above guidance does not include the effect of expensing stock options. The Company may implement structural alternatives to its equity-based compensation plans prior to the effective date of FAS123R.

About HealthExtras (www.healthextras.com)

HealthExtras, Inc., a pharmacy benefit management company, currently provides benefits to over three million members. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations and individuals. The Company’s integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 53,000 participating pharmacies.

This press release may contain forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in HealthExtras’ filings with the Securities and Exchange Commission.

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HealthExtras, Inc.

Income Statement Information

(In thousands, except per share data)	For the year ended December 31, 2003	For the year ended December 31, 2004
Revenue (excludes member co-payments of $141,020 and $213,014 for the years ended December 31, 2003 and 2004, respectively)	$384,094	$521,325

Direct expenses	341,201	460,783
Selling, general & administrative expenses	25,865	35,583

Total operating expenses	367,066	496,366

Operating income	17,028	24,959

Interest expense, net	443	762
Other income	—	2,100

Income before tax	16,585	26,297

Income tax provision	6,268	9,914

Net income	$10,317	$16,383

EPS - basic	$0.32	$0.49
EPS – diluted	$0.30	$0.45

Weighted average common shares, basic	32,447	33,642

Weighted average common shares, diluted	34,454	36,407

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HealthExtras, Inc.

Income Statement Information

(In thousands, except per share data)	For the quarter ended December 31, 2003	For the quarter ended December 31, 2004
Revenue (excludes member co-payments of $38,235 and $65,290 for the quarters ended December 31, 2003 and 2004, respectively)	$103,241	$153,410

Direct expenses	90,969	134,961
Selling, general & administrative expenses	6,875	10,992

Total operating expenses	97,844	145,953

Operating income	5,397	7,457

Interest expense, net	81	238
Other income	—	35

Income before tax	5,316	7,254

Income tax provision	1,915	2,735

Net income	$3,401	$4,519

EPS - basic	$0.10	$0.13
EPS – diluted	$0.09	$0.12

Weighted average common shares, basic	32,578	35,010

Weighted average common shares, diluted	36,269	37,284

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